|	NEWS

Ford Board of Directors Reinstates Quarterly Stock Dividend

•	Ford to pay a quarterly dividend of 5 cents per share

•	Business performance and balance sheet improvements allow Ford to resume regular payments

•	Dividend begins at level sustainable through economic cycles

DEARBORN, Mich., Dec. 8, 2011 - The Board of Directors of Ford Motor Company today declared a quarterly dividend of 5 cents per share.

“We have made tremendous progress in reducing debt and generating consistent positive earnings and cash flow,” said Bill Ford, executive chairman, Ford Motor Company. “The board believes it is important to share the benefits of our improved financial performance with our shareholders. We are pleased to re-instate a quarterly dividend, as it is an important sign of our progress in building a profitably growing company and our confidence in the future.”

Lewis Booth, Ford executive vice president and chief financial officer, said the company's strong liquidity and balance sheet improvements provide the underlying financial strength to resume paying a quarterly dividend.

“Building a strong balance sheet that supports our growth plans remains a core part of our One Ford strategy,” said Booth. “We have demonstrated our capability to finance our plans and we are confident that we can begin to pay a dividend that will be sustainable through economic cycles.”

The dividend is payable March 1, 2012, to shareholders of record of Class B and common stock on Jan. 31, 2012.
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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact(s):	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Todd Nissen	Larry Heck	Shawn Ryan	1.800.555.5259 or
	1.313.322.4898	1.313.594.0613	1.313.621.0881	1.313.845.8540
	tnissen@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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